Tidal Trust I 485BPOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 26, 2026, relating to the financial statements and financial highlights of Intelligent Real Estate ETF and Residential REIT ETF, each a series of Tidal Trust I, which are included in Form N-CSR for the year ended January 31, 2026, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

May 26, 2026